Attorneys at Law 600 U.S. Bank Plaza South 220 South Sixth Street Minneapolis, MN 55402-4501 Office: 612.338.1838 Fax: 612.338.7858 www.halleland.com

January 20, 2006

Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite 102
Sparks, NV 89434
Tel: (775) 853-4919
Fax: (775) 853-5010

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 22,191,919 shares of common stock, no par value per share, of Golden Phoenix Minerals, Inc. (the “Company”). The Registration Statement relates to the registration of 22,191,919 shares of common stock of the Company (the “Shares”) to be offered for sale from time to time by Fusion Capital Fund II, LLC (“Fusion Capital”) pursuant to the terms of a common stock purchase agreement (the “Purchase Agreement”), dated January 20, 2006, including 2,191,919 shares previously issued to Fusion Capital as a commitment fee (the “Commitment Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares. We have examined and relied upon certificates of public officials and officers of the Company as to certain matters of fact that are material to our opinion. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions. We have assumed that the proper filing, recording and indexing of documents that are required to be submitted to governmental authorities for filing have taken place or will take place.

This opinion speaks only as of the date hereof and notwithstanding anything to the contrary contained herein, we render no opinion as to what other facts or circumstances might subsequently arise or what other actions or omissions might hereafter be taken by any party or third party which, if so arising or so taken, would affect any of the opinions rendered hereby. We do not undertake to advise you with respect to future changes, whether with respect to law or to facts, that may affect this opinion.

We express no opinion as to how the legality, validity, binding effect or enforceability of the Registration Statement, the Purchase Agreement or any other documents executed in connection therewith may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other similar laws or (ii) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

This opinion is rendered as of the date hereof and is limited to matters of Minnesota corporate law, including applicable provisions of the Minnesota Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares to be issued pursuant to the Purchase Agreement are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Commitment Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

/s/: Halleland Lewis Nilan & Johnson, P.A.
Halleland Lewis Nilan & Johnson, P.A.